UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2013

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 21, 2013, Lithium Exploration Group, Inc. (“our company”, “us”, “we”, “our”) entered into a letter of intent (the “LOI”) with Tero Oilfield Services Ltd. (“Tero”). Pursuant to the LOI, Tero agreed to sell and we agreed to purchase 75% of the issued and outstanding common shares of Tero (the “Acquisition”) in exchange for an aggregate of $1,500,000, comprised of:

1.	a non-refundable cash deposit of $50,000 to the shareholder of Tero within 10 days entering the LOI;

2.	a payment of $950,000 in cash at the earlier of closing or December 1, 2013 to the shareholder of Tero;

3.

a secured convertible debenture to the shareholder of Tero in the amount of $500,000 payable on December 1, 2014 (the “Debenture”). The Debenture shall be convertible into our common shares at a price to be determined by us and Tero prior to the close of the Acquisition; and

As further consideration for the Acquisition, we will loan $500,000 to Tero for the settlement of debt owed to Smith Group Holdings Ltd.

Tero is a family owned waste disposal company. The waste disposal facility has been under the same ownership since it began operations in 1997. In 2002, Tero successfully reclassified the original Class II well to a Class IB disposal well and expanded the capabilities of the facility to handle solid waste disposal. The facility is located near Wardlow, Alberta and is right in the heart of the areas oil and gas producers. The nearest competing commercial disposal companies are 75 kilometers away which presents Tero’s facility with a huge geographical advantage.

Item 9.01	Financial Statements and Exhibits

10.1	Letter of Intent with Tero Oilfield Services Ltd. dated August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

Dated: August 23, 2013